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                                                                        EX 3.1C

         [FORM OF SERIES F PREFERRED STOCK CERTIFICATE OF  DESIGNATIONS]

                   CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL OR OTHER SPECIAL RIGHTS AND
                         QUALIFICATIONS, LIMITATIONS AND
                           RESTRICTIONS THEREOF OF THE
                               SERIES F REDEEMABLE
                                 PREFERRED STOCK
                                       OF
                         CABLEVISION SYSTEMS CORPORATION

                           --------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           --------------------------

          I, _______________________________ of Cablevision Systems Corporation (the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation as amended of said corporation, said Board of Directors, at a meeting duly called and held on March 30, 1994, adopted a resolution providing for the issuance of an aggregate of One Hundred Thousand (100,000) shares of Series F Redeemable Preferred Stock, which resolution is as follows:

          WHEREAS, the Board of Directors of the corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the
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terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

I.  CERTAIN DEFINITIONS.

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Additional Preferred Stock" has the meaning set forth in Article Fourth of the corporation's Certificate of Incorporation.

          "Applicable Rate" has the meaning specified in Section IV(A)(ii) hereof.

          "Applicable Spread" means 2.50%.

          "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

          "Class A Common Stock" means the Class A Common Stock, par value $.O1 per share, of the corporation.

          "Class B Common Stock" means the Class B Common Stock, par value $.O1 per share, of the corporation.

          "Closing Price" on any day shall mean the reported last sale price per share of Class A Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System, or, if not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for that purpose.
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          "Common Stock" means the Class A Common Stock and the Class B Common
     Stock and any other class of common stock hereafter authorized by the corporation from time to time.

          "Corporation" or "corporation" means Cablevision Systems Corporation.

          "Current Market Value" means (i) in the case of a publicly-traded security, the average of the Closing Prices for the twenty (20) consecutive Trading Days through and including the date ending two Business Days prior to the applicable Determination Date (e.g., if the Determination Date is April 10, Current Market Value would be calculated using the 20 Trading Days ending on April 8, assuming April 8, 9 and 10 are all Business Days),
     (ii) in the case of cash, the amount thereof, and (iii) in the case of property other than publicly-traded securities or cash, the fair market value thereof as determined in good faith by the Board of Directors.

          "Determination Date" means the Dividend Payment Date.

          "Dividend Determination Date" has the meaning specified in Section IV(A)(ii) hereof.

          "Dividend Payment Date" means each January 1, April 1, July 1 and October 1 of each year on which dividends shall be paid, any Redemption Date and any other date on which dividends in arrears may be paid.

          "Dividend Period" means the Initial Dividend Period, and, thereafter, each Quarterly Dividend Period.

          "Dividend Record Date" means, with respect to the dividend payable on each Dividend Payment Date, the fifteenth day immediately preceding such Dividend Payment Date, or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; PROVIDED, HOWEVER, that such record date may not be more than sixty days or less than ten days prior to such Dividend Payment Date.

          "Holder" means a registered holder of shares of Series F Preferred Stock.

          "Initial Dividend Period" means the dividend period commencing on and including the Original Issue Date and ending on and including the next Dividend Payment Date.

          "Junior Securities" has the meaning specified in Section III(A)(i) hereof.

          "Liquidation Preference" means the Original Liquidation Preference, plus an amount in cash equal to all accrued and
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     unpaid dividends (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date such Liquidation Preference is being determined). The Liquidation Preference of a share of Series F Preferred Stock will increase on a daily basis as dividends accrue on such share and will decrease only to the extent such dividends are actually paid, all as provided in Section IV hereof. Notwithstanding the foregoing, in determining the amount to be paid on a Redemption Date or the amount of shares to be issued in payment of a dividend on a Dividend Payment Date, Liquidation Preference shall not be deemed to include any dividends payable on any such date to the extent such dividends are to be paid on such date in accordance with the requirements of this Certificate of Designations.

          "London Business Day" means any day (i) that is a  Business Day and
     (ii) on which dealings in United States dollars are transacted in the London interbank market.

          "Original Issue Date" means the date upon which the Series F Preferred Stock is originally issued by the corporation.

          "Original Liquidation Preference" means $1,000 per share of Series F Preferred Stock.

          "Parity Securities" has the meaning specified in Section III(A)(ii) hereof.

          "Permitted Distribution" means (i) the payment or declaration of any dividend by the corporation or the making by the corporation of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the Capital Stock of Rainbow Programming Holdings, Inc. or of another entity holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity being held by all or any portion of the shareholders of the corporation; (ii) distributions on Parity Securities payable only in additional Parity Securities, Junior Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities or Junior Securities; (iii) distributions on Junior Securities payable only in additional Junior Securities or warrants, rights, calls or options exercisable for or convertible into Junior Securities; (iv) repurchases or cashing-out of any securities or awards issued or issuable pursuant to any employee benefit plans of the corporation or its subsidiaries; or (v) dividends or distributions on, or repurchases or redemptions of, the Series C Preferred Stock outstanding on the date of this Certificate of Designations (or on the Series D Preferred Stock issuable upon conversion of such Series C Preferred Stock).
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          "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

          "Redemption Date" has the meaning specified in Section VI(B)(i)(e) hereof.

          "Redemption Notice" has the meaning specified in Section VI(B)(i) hereof.

          "Redemption Price" has the meaning specified in Section VI(A)(i) hereof.

          "Registered Shares" has the meaning specified in Section IV(B)(i) hereof.

          "Registration Statement" means a registration statement on an appropriate form under the Securities Act of 1933, as amended, relating to the offer and sale of the corporation's Class A Common Stock issuable on conversion of the Series F Preferred Stock, as filed by the corporation with the SEC.

          "SEC" means the Securities and Exchange Commission.

          "Senior Securities" has the meaning specified in Section III(B) hereof.

          "Series C Preferred Stock" means Series C Cumulative Preferred Stock of the corporation.

          "Series D Preferred Stock" means the Series D Cumulative Preferred Stock of the corporation.

          "Series F Preferred Stock" means the Series F Redeemable Preferred Stock, par value $.01 per share, of the corporation authorized by this Certificate of Designations (as such Certificate of Designations may be amended from time to time).

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.
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          "Trading Day" means a day on which the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.

II.  DESIGNATION.

          The series of preferred stock authorized hereunder shall be designated as the "Series F Redeemable Preferred Stock." The number of shares constituting such series shall be 100,000. The par value of the Series F Preferred Stock shall be $.01 per share and the initial liquidation preference of the Series F Preferred Stock shall be $1,000.00 per share.

III.  RANK.

          (A) The Series F Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the corporation:

          (i) senior to all classes or series of Common Stock of the corporation and any Capital Stock other than the Series C Preferred Stock, the Series D Preferred Stock and any series of Additional Preferred Stock unless by its express terms such series provides that it ranks junior in right of payment to the Series F Preferred Stock with respect to dividends or upon liquidation, dissolution, winding-up or otherwise (collectively referred to as "Junior Securities"); and

          (ii) on a parity with the Series C Preferred Stock, the Series D Preferred Stock and each class or series of Additional Preferred Stock which does not provide by its express terms that it ranks junior in right of payment to the Series F Preferred Stock with respect to dividends or upon liquidation, dissolution, winding-up or otherwise (collectively referred to as "Parity Securities").

          (B) The corporation shall not create, authorize or issue any class or series of Capital Stock which ranks senior to the Series F Preferred Stock as to dividends or upon liquidation, dissolution or winding-up (collectively referred to as "Senior Securities"), or reclassify any class or series of Capital Stock into Senior Securities, without the approvals required by Section VII hereof.
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IV.  DIVIDENDS.

          (A) (i) Beginning on the Original Issue Date, the Holders of outstanding shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Applicable Rate. All dividends shall be cumulative and shall be payable quarterly in arrears on each Dividend Payment Date commencing on the first such date to occur after the Original Issue Date, in preference to dividends on the Junior Securities.

          (ii) Each dividend payment will include dividends accrued to but excluding the applicable Dividend Payment Date. Accrued dividends on any share of Series F Preferred Stock from the Original Issue Date or from the last date in respect of which dividends have been paid will be calculated by multiplying the Original Liquidation Preference by an accrued dividend factor computed by multiplying the Applicable Rate for the applicable Dividend Period by a fraction the numerator of which is the actual number of days elapsed in such Dividend Period and the denominator of which is 360.

          As used herein, the "Applicable Rate" with respect to any Dividend Period shall be equal to LIBOR plus the Applicable Spread. LIBOR will be determined by The Toronto - Dominion Bank, U.S.A. Division, acting as calculation agent (in such capacity, the "Calculation Agent") for each applicable Dividend Period in accordance with the following provisions:

               (a) For each applicable Dividend Period, LIBOR will be determined on the applicable Dividend Determination Date (as defined below) on the basis of the rate for deposits of U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Dividend Determination Date, which appears on Telerate Page 3750 as of 11:00 A.M., London time, on such Dividend Determination Date. Telerate Page 3750 shall mean the page 3750 or its replacement as provided by the Telerate News Service. If no rate appears on Telerate Page 3750, LIBOR in respect of such Dividend Determination Date will be determined as described in (b) below.

               (b) On any applicable Dividend Determination Date on which no rate for deposits of U.S. dollars having a maturity of three months appears on Telerate Page 3750 as specified in (a) above, LIBOR will be determined on the basis of the rates at which deposits in U.S.
          dollars having a maturity of three months commencing on
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          the second London Business Day immediately following such Dividend
          Determination Date and in a principal amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 A.M., London time, on such Dividend Determination Date to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Dividend Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Dividend Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately
          11:00 A.M., New York City time, on such Dividend Determination Date for loans in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Dividend Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR will be LIBOR in effect for the period prior to the one to which such Dividend Determination Date relates.

          For purposes of the foregoing, the "Dividend Determination Date" for any Dividend Period shall mean the second London Business Day preceding the Dividend Payment Date commencing such Dividend Period or, in the case of the Initial Dividend Period, the second London Business Day preceding the Original Issue Date.

          All percentages resulting from any calculations on the Series F Preferred Stock will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upward (E.G., 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upward).

          (B) (i) The amount of dividends accrued on the Series F Preferred Stock for any period less than a full Dividend Period (including the Initial Dividend Period) shall be equal to a pro rata portion of the total dividend payable for the Dividend Period during which such period occurs, based on the actual number of days elapsed in such period
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     for which payable and the total number of days in such Dividend Period.
     Dividends shall accrue on a daily basis commencing on the Original Issue Date. Subject to the following sentence, dividends accruing on the Series F Preferred Stock are payable in cash. Upon written notice given to the holders of the Series F Preferred Stock no less than five days prior to any Dividend Payment Date, the corporation may elect in respect of the cash dividend otherwise payable on such date that such dividend instead be paid in shares of Class A Common Stock, registered in the names of the Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date, having an aggregate Current Market Value, as calculated for the relevant Dividend Payment Date, equal to 105% of the amount of the cash dividend otherwise then due and payable. Unless the corporation so elects, it shall not be required to make any dividend payment in Class A Common Stock. The corporation's ability to pay a dividend in shares of Class A Common Stock rather than cash is conditioned on such shares being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an effective Registration Statement ("Registered Shares").

          (ii) The corporation covenants that all shares of Common Stock issued as a dividend with respect to the Series F Preferred Stock will be Registered Shares and, upon issue, will be validly issued, fully paid, nonassessable, free of preemptive rights and free from all transfer taxes, liens, charges, security interests and other adverse claims.

          (C) Each dividend paid on the Series F Preferred Stock shall be payable to Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date for such dividends, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on such date not more than sixty (60) days or less than ten (10) days prior to the date of payment as shall be determined by the Board of Directors.

          (D)  [Intentionally left blank.]

          (E) All dividends paid with respect to shares of the Series F Preferred Stock shall be paid pro rata to the Holders entitled thereto based upon the number of shares of Series F Preferred Stock held by each such Holder. Dividends shall cease to accrue in respect of any particular share of Series F Preferred Stock on the day prior to the Redemption Date with respect thereto.

          (F) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the
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     corporation on the Series F Preferred Stock or any Parity Securities for
     any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum set apart sufficient for such payment, on the Series F Preferred Stock and any Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such full dividends on the Series F Preferred Stock or such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Series F Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series F Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series F Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock or any other Parity Securities which may be in arrears.

          (G) So long as any shares of the Series F Preferred Stock are outstanding, except with respect to Permitted Distributions, the corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series F Preferred Stock not paid on the dates provided for in Section III(A) hereof (and, to the extent previously due but not yet paid, any and all redemption payments on the Series F Preferred Stock) shall have been or are concurrently being paid.

V.  PAYMENT ON LIQUIDATION.

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the Holders of Series F Preferred Stock will be entitled to
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     receive out of the assets of the corporation available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Holders of Series F Preferred Stock shall not be entitled to any other distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series F Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in proportion to the full Liquidation Preferences, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

          (B) For the purposes of this Section V only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation nor the consolidation or merger of the corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the corporation.

VI.  REDEMPTION.

          (A) OPTIONAL REDEMPTION. (i) The corporation may, at its option, at any time redeem, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section VI (B) hereof, any or all of the shares of Series F Preferred Stock, at a redemption price, payable in cash, equal to one hundred percent (100%) of the Liquidation Preference calculated as of the Redemption Date (the "Redemption Price").

          (ii) In the event of a redemption pursuant to Section VI(A)(i) hereof of only a portion of the then outstanding shares of Series F Preferred Stock, the corporation shall effect such redemption pro rata according to the number of shares held by each Holder of such Series F Preferred Stock.

          (B) PROCEDURE FOR REDEMPTION. (i) Not more than sixty (60) and not less than thirty (30) days prior to the date fixed for any redemption of the Series F Preferred Stock, written notice (the "Redemption Notice")
     shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series F Preferred Stock at such Holder's address as the
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                                                                              12


     same appears on the stock ledger of the corporation, PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series F Preferred Stock to be redeemed except as to the Holder or Holders to whom the corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

               (a)  the redemption is pursuant to VI(A) hereof;

               (b)  the Redemption Price;

               (c) whether all or less than all the outstanding shares of the Series F Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Series F Preferred Stock being redeemed;

               (d) the number of shares of Series F Preferred Stock held by the Holder that the corporation intends to redeem;

               (e) the date fixed for redemption (the "Redemption Date");

               (f) that the Holder is to surrender to the corporation, at the place or places where certificates for shares of Series F Preferred Stock are to be surrendered for redemption, its certificate or certificates representing the shares of Series F Preferred Stock to be redeemed; and

               (g) that dividends on the shares of the Series F Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the corporation defaults in the payment of the Redemption Price; and

          (ii) On or before the Redemption Date, each Holder of Series F Preferred Stock shall surrender the certificate or certificates representing such shares of Series F Preferred Stock to the corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iii) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the corporation, separate and apart from
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                                                                              13


     its other funds, in trust for the pro rata benefit of the Holders of the Series F Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

          (iv) If a Redemption Notice shall have been duly given or if the corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the corporation with such bank or trust company in trust for the pro rata benefit of the Holders of the Series F Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the corporation, after which repayment the Holders of the shares so called for redemption shall look only to the corporation for payment thereof.

VII.  VOTING RIGHTS.

          (A) The holders of Series F Preferred Stock, except as otherwise required under Delaware law and as set forth in paragraphs (B), (C) and (D) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the corporation.

          (B) Without the approval of Holders of at least 60% of the shares of Series F Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person, by written consent or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the corporation will not, and will not permit any of its Subsidiaries to:

               (i) create, authorize or issue any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire any Senior Securities, including in connection with a merger, consolidation or other reorganization;

               (ii) reclassify any Junior Securities, Parity Securities or other outstanding Capital Stock of the corporation into any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire any Senior Securities;

               (iii) amend, modify or repeal the Certificate of Incorporation (including this Certificate of Designations), By-Laws of the corporation, or any other specified designations, rights, preferences or powers of the Series F Preferred Stock in a manner adverse to Holders of Series F Preferred Stock; PROVIDED, HOWEVER, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any Parity Stock shall not be deemed to affect adversely the Holders of Series F Preferred Stock;

               (iv) increase the number of shares of Series F Preferred Stock authorized for issuance; or

               (v) merge or consolidate the corporation with or into any other corporation, unless the resulting corporation will thereafter have no Senior Securities, and each Holder of Series F Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

     PROVIDED, HOWEVER, that no such consent of the Holders of Series F Preferred Stock shall be required if, at or prior to the time when such creation, authorization, issuance, amendment, or repeal is to take effect, provision is made for the redemption of all shares of Series F Preferred Stock at the time outstanding.

          (C) In the event that the corporation shall, for four consecutive Quarterly Dividend Periods, fail to declare or pay dividends on the Series F Preferred Stock as set forth in Section IV(A) hereof (a "Dividend Default"), then the number of directors constituting the Board of Directors shall be increased to permit the Holders of the Series F Preferred Stock to elect one member of the Board of Directors of the corporation. Holders of a majority of the issued and outstanding shares of Series F Preferred Stock, voting together with the holders of any Parity Stock then entitled to elect directors, shall thereupon have the exclusive right to elect one member of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of the holders of Series F Preferred Stock and such Parity Stock called as hereinafter provided.

          (D) The right of the Holders of Series F Preferred Stock to vote pursuant to Section VII (C) to elect one member of the Board of Directors as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Series F Preferred Stock are paid in full at which time the special right of the Holders of Series F Preferred Stock to vote for the election of a director and the term of office of the director elected by the Holders of the Series F Preferred Stock shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the Holders of Series F Preferred Stock pursuant to Sections VII (C) and (D), or if vacancies shall exist in the office of a director elected by the Holders of Series F Preferred Stock, a proper officer of the corporation may, and upon the written request of the holders of record of at least twenty percent (20%) of the shares of Series F Preferred Stock or the holders of such Parity Stock then outstanding addressed to the Secretary of the corporation shall, call a special meeting of the Holders of Series F Preferred Stock and holders of Parity Stock, for the purpose of electing the one director to be elected by them as herein provided. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the corporation within twenty (20) days after personal service of said written request upon the Secretary of the corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the corporation at its principal executive offices, then the holders of record of at least twenty percent (20%) of the outstanding shares of Series F Preferred Stock or of such Parity Stock may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of

     Series F Preferred Stock or Parity Stock so designated shall have access to the list of stockholders to be called pursuant to the provisions hereof.

          (E) At any meeting held for the purpose of electing directors at which the Holders of Series F Preferred Stock and holders of Parity Stock shall have the right to elect a director as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding Series F Preferred Stock or such Parity Stock shall be required to constitute a quorum.

          (F) Any vacancy occurring in the office of a director elected by the Holders of Series F Preferred Stock and holders of any other class of Parity Stock may be filled by the remaining directors elected by such Holders unless and until such vacancy shall be filled by the holders of Series F Preferred Stock and such other class.

          (G) In addition to the foregoing, in the event of a Dividend Default, holders of Series F Preferred Stock, except as otherwise required under Delaware law, shall be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the corporation, voting together with all such stockholders as a single class; PROVIDED that this voting right shall not apply to any matter to be voted on by any other class of Capital Stock (including the Class A Common Stock and the Class B Common Stock) as a separate class. The right of the Holders of Series F Preferred Stock to vote as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Series F Preferred Stock are paid in full, at which time such voting right shall terminate. Notwithstanding the foregoing, the shares of Series F Preferred Stock voted by any BHC Act Holder on such matters may not constitute more than 4.99% of the total number of shares of the designated class entitled to vote as described above.

          (H) In any case in which the Holders of Series F Preferred Stock shall be entitled to vote pursuant to this Section VII or pursuant to Delaware law, each Holder of Series F Preferred Stock shall be entitled to twenty (20) votes for each share of Series F Preferred Stock held (subject to the limitations on BHC Act Holders described above).

VIII.  MUTILATED OR MISSING SERIES F PREFERRED STOCK CERTIFICATES.

          If any of the Series F Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series F Preferred Stock certificate, or in lieu of and substitution for the Series F Preferred Stock certificate lost, stolen or destroyed, a new Series F
Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series F Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series F Preferred Stock certificate and indemnity, if requested.

IX.  REISSUANCE OF SERIES F PREFERRED STOCK.

          Shares of Series F Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Additional Preferred Stock other than the Series F Preferred Stock.

X.  BUSINESS DAY.

          If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

XI.  HEADINGS OF SUBDIVISIONS.

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

XII.  SEVERABILITY OF PROVISIONS.

          If any right, preference or limitation of the Series F Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

XIII.  NOTICE TO THE CORPORATION.

          All notices and other communications required or permitted to be given to the corporation hereunder shall be made by first class mail, postage prepaid, to the corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: Cablevision Systems Corporation, One Media Crossways, Woodbury, New York 11797, Attention:
General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.

XIV.  LIMITATIONS.

          Except as may otherwise be required by law, the shares of Series F Preferred stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the corporation.


          IN WITNESS WHEREOF, this Certificate has been signed on this _____ day of ________________, 1994.


                                   CABLEVISION SYSTEMS CORPORATION


                                   By:
                                      -------------------------------------
                                      Name:
                                      Title: Vice Chairman


Attest:

- ------------------------------
       Robert S. Lemle
          Secretary